Exhibit 99.1

OPTi Receives Award in Arbitration against NVIDIA Corporation

Palo Alto, CA., September 22, 2008 – OPTi Inc (OTCBB:OPTI) announces that it has received the ruling in its arbitration against NVIDIA Corporation (“NVIDIA”). Based on evidence heard at a June 30, 2008 hearing, the arbitrator ruled that NVIDIA had continued to use OPTi’s pre-snoop technology for the five quarters commencing on February 1, 2007 and ending April 30, 2008. As per the terms of the license agreement dated August 3, 2006, NVIDIA owes the Company $3,750,000 plus pre-judgment interest. The company is investigating whether NVIDIA owes payments for subsequent quarters.

The parties had entered into the license agreement as settlement of patent infringement claims that OPTi had brought against NVIDIA. The license agreement provided that OPTi was to receive quarterly royalty payments of $750,000 commencing in February 2007 and continue as long as NVIDIA continued to use OPTi’s pre-snoop technology up to a maximum of 12 such payments. OPTi had determined that NVIDIA had continued to use the pre-snoop technology, but had not made any of the required quarterly payments. As an alternative to the quarterly royalty payments, at any time prior to or on January 31, 2008, NVIDIA could have elected to pay OPTi a lump sum of $7 million less any quarterly payments already paid.

Information set forth in this release constitutes and includes forward looking information made within the meaning of Section 27A of the Security Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties. The amount of future payments the Company may receive from NVIDIA may differ significantly from the amounts set forth in the license agreement between the parties depending upon the outcome of discussions among the parties and NVIDIA’s future use of OPTi’s Predictive Snooping technology. Readers are encouraged to refer to “Factors Affecting Earnings and Stock Price” found in the Company’s latest Form 10-K and 10-Q filings with the Securities and Exchange Commission.

Contact:

Bernard Marren, President & CEO

Michael Mazzoni, CFO

(650) 213-8550